Exhibit 5.1

May 16, 2011

The Gymboree Corporation

500 Howard Street

San Francisco, California 94105

Ladies and Gentlemen:

We have acted as counsel to The Gymboree Corporation, a Delaware corporation (the “Issuer”), each of the subsidiaries of the Company listed on Schedule I hereto (such listed subsidiaries, the “California Guarantors”), and the other subsidiary listed on Schedule II hereto (such listed subsidiary, the “Other Guarantor” and, together with the California Guarantors, collectively, the “Guarantors”) in connection with the registration statement on Form S-4 (the “Registration Statement”) filed by the Issuer and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) which provides for the issuance by the Issuer in an exchange offer (the “Exchange Offer”) of $400,000,000 aggregate principal amount of 9.125% Senior Notes due 2018 (the “Exchange Notes”). The Exchange Notes will be offered by the Issuer in exchange for a like principal amount of the Issuer’s outstanding 9.125% Senior Notes due 2018 (the “Outstanding Notes”). The Exchange Notes are to be issued pursuant to an Indenture, dated as of November 23, 2010 (the “Base Indenture”), by and between the Issuer (as successor to Giraffe Acquisition Corporation) and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by the Supplemental Indenture, dated as of November 23, 2010 (the “Supplemental Indenture”), by and among the Issuer, the Guarantors party thereto from time to time and the Trustee (the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”). Payment of the Exchange Notes will be guaranteed by the Guarantors pursuant to Article 10 of the Indenture (the “Guarantees”).

In connection with this opinion, we have examined the Registration Statement and the Indenture, which is being filed with the Commission as an exhibit to the Registration Statement. We have also examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting our investigation, we have relied, without independent verification, on the accuracy of

The Gymboree Corporation	May 16, 2011

certificates of public officials, officers and representatives of the Issuer, the Guarantors and other appropriate persons.

In rendering the opinions set forth below, we have assumed that the Indenture is the valid and binding obligation of the Trustee.

The opinions expressed herein are limited to matters governed by the laws of the State of New York, the California Corporations Code, the General Corporation Law of the State of Delaware and the federal laws of the United States of America. Insofar as the opinions expressed below relate to or are dependent upon matters governed by the laws of the State of Virginia, we have relied, without independent investigation, upon the opinion to you dated the date hereof of Holland & Knight LLP.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1. When the Exchange Notes have been duly executed, authenticated and issued in accordance with the provisions of the Indenture and have been delivered against receipt of the Outstanding Notes surrendered in exchange therefor upon completion of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

2. When the Exchange Notes have been duly executed, authenticated and issued in accordance with the provisions of the Indenture and have been delivered against receipt of the Outstanding Notes surrendered in exchange therefor upon completion of the Exchange Offer, the Guarantees will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting the rights and remedies of creditors and secured parties and (ii) general principles of equity.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the Prospectus. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP

SCHEDULE I

California Guarantors

1. Gymboree Manufacturing, Inc., a California corporation.

2. Gym-Mark, Inc., a California corporation.

3. Gymboree Retail Stores, Inc., a California corporation.

4. Gymboree Play Programs, Inc., a California corporation.

5. Gymboree Operations, Inc., a California corporation.

6. S.C.C. Wholesale, Inc., a California corporation.

SCHEDULE II

Other Guarantor

1. Gym-Card, LLC, a Virginia limited liability company.